Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement Nos. 333-196437 and 333-198986

Free Writing Prospectus dated October 30, 2014

10/30/2014 Reservations For Fantex Alshon Jeffery to Open Soon http://app.fbs.fantex.com/e/es?s=181344204&e=1079&elq=18af3d59dea44b3f84419ba0403f5954 1/3 To view this email as a web page, click here. Fantex Alshon Jeffery Initial Public Offering The reservation period for the Fantex Alshon Jeffery IPO is opening soon. Fantex Brokerage Services anticipates it will begin taking reservations for the Fantex Alshon Jeffery initial public offering on Tuesday, November 4th at 12:01am ET. Only 835,800 shares will be made available in this offering.1 IPO participation is limited to eligible individuals with a Fantex Brokerage account. Opening an account is easy, and funding your account can take 110 business days depending on the method you choose. It's time to make what you know about sports and finance matter more. Set up your account today to reserve in the Fantex Alshon Jeffery IPO.

10/30/2014 Reservations For Fantex Alshon Jeffery to Open Soon http://app.fbs.fantex.com/e/es?s=181344204&e=1079&elq=18af3d59dea44b3f84419ba0403f5954 2/3 This offering is highly speculative and the securities involve a high degree of risk. Investing in a Fantex, Inc. tracking stock should only be considered by persons who can afford the loss of their entire investment. Holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete. Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole. 1To the extent there is insufficient interest in shares of our Fantex Alshon Jeffery, this offering will be canceled and no shares of our Fantex Alshon Jeffery would be sold to the public. Fantex Holdings, Inc., the parent company of Fantex Brokerage Services, LLC, owns shares of every Fantex Tracking Series. Fantex Brokerage Services was the managing underwriter for all Fantex Tracking Series offerings. Fantex Alshon Jeffery is intended to track and reflect the separate economic performance of the brand contract that Fantex, Inc. has signed with Alshon Jeffery. However, holders of shares of Fantex Alshon Jeffery will have no direct investment in that brand contract, associated brand or Alshon Jeffery. Rather, an investment in Fantex Alshon Jeffery will represent an ownership interest in Fantex, Inc. as a whole, which will expose holders to additional risks associated with any individual tracking stock that currently exists or that Fantex, Inc. will establish and issue in the future. Each Fantex, Inc. tracking stock is only offered through Fantex Brokerage Services, LLC, an affiliated brokerdealer of Fantex, Inc. and a registered alternative trading system. Fantex Brokerage Services, LLC cannot assure you as to the development or liquidity of any trading market for the Fantex Alshon Jeffery tracking stock.

10/30/2014 Reservations For Fantex Alshon Jeffery to Open Soon http://app.fbs.fantex.com/e/es?s=181344204&e=1079&elq=18af3d59dea44b3f84419ba0403f5954 3/3 Fantex, Inc. has filed registration statements (including preliminary prospectuses) with the SEC for each of the offerings to which this communication relates. Before you invest, you should read the prospectuses in the respective registration statements and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and the offerings. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling tollfree 8559055050. View the Fantex Alshon Jeffery prospectus. View the Fantex Mohamed Sanu prospectus. This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled. Fantex Brokerage Services, LLC, 330 Townsend St., Suite 234 San Francisco, CA 94107 © 2014 Fantex Brokerage Services, LLC Member of SIPC. For details, please see www.sipc.org. This message is not an offer to sell or a solicitation of any investment products or other financial product or service, an official confirmation of any transaction, or an official statement of Fantex Brokerage Services, LLC. Privacy Statement | Manage Subscriptions | Contact Us 5896